LTIP PERFORMANCE UNIT AWARD PROGRAM
                               SUMMARY TERM SHEET


o Parent company officers and selected subsidiary level officers will receive a portion of their awards under the Company's 2006 Long-Term Incentive Plan (the "LTIP") in the form of performance units having a performance period of three years, and a portion of their awards under the LTIP in restricted stock.

o Payments in respect of earned performance units will be made in shares of the Company's common stock.

o    LTIP awards made in the first quarter of 2007 will be allocated as follows:

                                          % Performance       % Restricted
Officer Description                            Units              Stock
-------------------                       -------------       ------------

Parent Company Officers                         50%                50%
Selected Subsidiary Company Officers            25%                75%


o The terms of the restricted stock grants made in the first quarter of 2007 are expected to be similar to the terms of restricted stock grants made to officers in prior years.

o The following terms relate to awards of performance units under the 2007 Performance Unit Award Program (the "2007 Program"):

     o The performance metric under the 2007 Program will be based on relative Total Shareholder Return ("TSR"), which means a comparison among the Company and each peer company selected by the Compensation and Management Development Committee of the annualized rate of return that each company's shareholders receive through stock price changes and the assumed reinvestment of all dividends over a three-year performance period.

     o TSR will be determined by comparing the change in the stock price at the beginning of the three-year performance period, measured as the average closing price for the 60 calendar days before January 1, 2007, to the stock price at the end of the three-year performance period, measured by the average closing price for the 60 calendar days on and before December 31, 2009. In the event of a change in control of the Company (a "CIC"), the stock price at the end of the abbreviated performance period will be measured by the average closing price for the 60 calendar days prior to closing date of the CIC transaction.

     o Refer to the following TSR performance award table for the levels of stock earned as a percentage of the performance unit target based on



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          the Company's TSR during the three-year performance period as compared to that of a group of peer companies selected by the Compensation and Management Development Committee.

     o A separate performance table is provided if the peer group is reduced to eleven, ten, nine or eight peers (inclusive of the Company) due to a peer company no longer being publicly traded. Should the peer group reduce to seven or fewer companies, the Compensation and Management Development Committee has the discretion to add companies to the peer group.

                       12 Co.      11 Co.      10 Co.      9 Co.       8 Co.
          Rank         Payout      Payout      Payout      Payout      Payout
          Against      % of        % of        % of        % of        % of
          Peers        Target      Target      Target      Target      Target
          -----        ------      ------      ------      ------      ------
          1            250%        250%        250%        250%        250%
          2            200%        200%        200%        200%        200%
          3            175%        175%        170%        166%        155%
          4            150%        150%        140%        133%        110%
          5            125%        125%        110%        100%         70%
          6            110%        100%         80%         65%         30%
          7             75%         75%         50%         30%          0%
          8             50%         50%         25%          0%          0%
          9             25%         25%          0%          0%
          10             0%          0%          0%
          11             0%          0%
          12             0%

     o Dividends will be paid in shares at the time of the payout of earned performance units and calculated based on the number of shares earned times the aggregate dividends per share paid during the performance period.

     o In the event of a CIC, vesting of all units will accelerate and payout will be measured by the relative TSR for the abbreviated performance period.

     o The effect of a participant's termination of employment, retirement, death or disability will be described in the form of performance unit award agreement to be approved by the Compensation and Management Development Committee at or prior to the grant of performance units under the 2007 Program.

o    The peer group for the 2007 Program consists of the following companies:

XTO Energy Inc.                                Chesapeake Energy Corporation
Apache Corporation                             Quicksilver Resources Inc.
EOG Resources, Inc.                            Noble Energy, Inc.
Plains Exploration and Production Company      Cimarex Energy Co.
Pogo Producing Company                         Newfield Exploration Company
Range Resources Corporation


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